Jamestown) nvest   Ponce City Market 7th Floor   Atlanta, GA 30308   December 19, 2019   Computershare Trust Company, N.A.   Transfer Agent and Registrar   Attn: Joy Varkey   250 Royal Street   Canton, MA 02021   Re: Confirmation of Date of Assumption of Transfer Agent Services   Dear Project Manager:   This letter will confirm that per the Board Resolution for Jamestown Invest 1, LLC ( "Company ")   provided to you under separate cover, Computershare Trust Company, N.A. will assume transfer agency   services for Company on December 23, 2019.   Sincerely,   By:   Matt Bronfm   President